Exhibit 23.2

Woods Process Services LLC

PO Box 51047,

Sparks NV 89435

Consent of                Jeffrey L Woods, SME MMSA .

In connection with the Paramount Gold Nevada Corp. Current Report on Form 8-K (the “Form 8-K”), the undersigned consents to:

i.

the filing of the technical report summary titled “Technical Report Summary for the Sleeper Gold-Silver Project, Humboldt County, Nevada, USA.” (the “TRS”), with an effective date of June 30, 2023, as an exhibit to and referenced in the Form 8-K;

ii.

the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2023 (the “Form 10-K”), and in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333-262857) (the “Registration Statements”);

iii.	the use of and references to our name in connection with the TRS, Form 8-K, Form 10-K and the Registration Statements; and

iv.

the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

Woods Process Services LLC. is responsible for authoring, and this consent pertains to, the following Sections of the TRS: 1.4, 10.0, 14.0 etc

Dated September 8, 2023

By: Woods Process Services LLC

Name: /s/ Jeffrey L Woods SME MMSA